Exhibit 10.31

Summary of Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of First Midwest Bancorp, Inc. (the “Company”), after considering a market review of total compensation and applicable regulations limiting executive compensation for certain executive officers expected to be named in the Company’s 2012 Proxy Statement, determined the 2012 base salary for such officers, which is presented in the table below.

Name and Principal Positions	2012 Base Salary
Michael L. Scudder, President and Chief Executive Officer, First Midwest Bancorp, Inc. and First Midwest Bank	$720,000

Mark G. Sander, Sr. Executive Vice President and Chief Operating Officer, First Midwest Bancorp, Inc. and President and Chief Operating Officer, First Midwest Bank	$507,000

Paul F. Clemens, Executive Vice President and Chief Financial Officer, First Midwest Bancorp, Inc. and First Midwest Bank	$356,000

Victor P. Carapella, Executive Vice President, Director of Commercial Banking, First Midwest Bank	$326,000

Kent Belasco, Executive Vice President, Chief Information and Operations Officer of First Midwest Bank	$250,000

Each of these officers is also eligible to receive certain benefits and to participate in the Company’s employee benefit plans applicable to executive officers, including the Company’s Savings and Profit Sharing Plan, Pension Plan, Short-Term Incentive Compensation Plan, the Omnibus Stock and Incentive Plan, and Nonqualified Retirement Plan in accordance with the terms and conditions of such plans.  These officers are also parties to Indemnification Agreements and Employment Agreements that, among other things, entitle them to payments upon severance or upon a change in control.

Each of Messrs. Scudder, Clemens and Carapella will also receive a cash continuity payment on December 31, 2012, provided that he remains employed by the Company through that date, in the amount of $255,000 for Mr. Scudder and $62,500 for each of Messrs. Clemens and Carapella.